Exhibit 19.1
T1 ENERGY INC.
INSIDER TRADING POLICY
Adopted on December 19, 2023 and last amended on February 26, 2025
A.POLICY OVERVIEW
T1 Energy Inc. (together with any subsidiaries, collectively the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the US federal and state securities laws and regulations and other applicable law that govern trading in securities and to help the Company minimize its own legal and reputational risk.
It is your responsibility to understand and follow this Policy and the applicable laws, rules and regulations. Insider trading is illegal and a violation of this Policy and of applicable laws, rules and regulations. In addition to your own liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.
For purposes of this Policy, the Company’s Chief Legal Officer serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy.
B.POLICY STATEMENT
1.No Trading on Material Nonpublic Information. It is illegal for anyone to trade in securities on the basis of material nonpublic information. If you are in possession of material nonpublic information about the Company, you are prohibited from:
a.using it to transact in securities of the Company;
b.disclosing it to other directors, officers, employees, consultants, contractors, agents or other service providers whose roles do not require them to have the information;
c.disclosing it to anyone outside of the Company, including family, friends, business associates, investors or consulting firms, without prior written authorization from the Compliance Officer; or
d.using it to express an opinion or make a recommendation about trading in the Company’s securities.
In addition, material nonpublic information about another company that you learn through your job at the Company is subject to these same restrictions around disclosure and trading. If you are in possession of material nonpublic information about the Company’s suppliers, customers or competitors, you cannot use that information to trade securities. Any such action will be deemed a violation of this Policy and of applicable laws, rules and regulations.
2.No Disclosure of Confidential Information. You may not at any time disclose material nonpublic information about the Company or about another company that you obtained in connection with your service with the Company to friends, family members or any other person or entity that the Company has not authorized to know such information. In addition, you must handle the confidential information of others in accordance with any related non-disclosure agreements and other obligations that the Company has with them and limit your use of the confidential information to the purpose for which it was disclosed.
The following practices should be followed to help prevent the misuse of confidential information:
•Avoid discussing confidential information with colleagues in places where you may be overheard by people who do not have a valid need to know such information, including public areas such as elevators, restaurants and airplanes.
•Take great care when discussing confidential information on speaker phones or on cellular phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.
•Do not share your computer or other account IDs and passwords to any other person. Password protect computers and log off when they are not in use.
•Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
•Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information.
•Upon termination of your employment, you must return to the Company all physical and electronic copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
•You may not bring the confidential information of any former employer to the Company.
If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Chief Executive Officer, VP Investor Relation, Chief Financial Officer or Compliance Officer. Responding to a request yourself may violate this Policy and, in some circumstances, the law. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company. Please consult the Company’s External Communications Policy for more details.

3.Definition of Material Nonpublic Information. “Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of the Company or view as significantly altering the total mix of information available in the marketplace about the Company as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include, but are not limited to:
a.financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
b.restatements of financial results, or material impairments, write-offs or restructurings;
c.developments with respect to construction of manufacturing facilities;
d.entry into, amendment or termination of partnerships or licensing arrangements;
e.changes in independent auditors, or notification that the Company may no longer rely on an audit report;
f.business plans or budgets;
g.creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
h.impending bankruptcy or financial liquidity problems;
i.significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
j.significant information relating to the operation of product or service, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes or other announcements of a significant nature;
k.significant developments in research and development or relating to intellectual property;
l.significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;
m.major events involving the Company’s securities, including calls of securities for redemption, adoption of share repurchase programs, option repricings, share splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
n.significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;
o.major personnel changes, such as changes in senior management or employee lay-offs;

p.data breaches or other cybersecurity events or risks;
q.updates regarding any prior material disclosure that has materially changed;
r.changes in analyst recommendations; and
s.the existence of a special blackout period.
“Material nonpublic information” means material information that is not generally known or made available to the public. Even if information is widely known throughout the Company, it may still be nonpublic. You should presume that information is nonpublic, unless you can point to the official release of that information by the Company in at least one of the following ways:
•publicly available filings with the SEC or securities regulatory authorities;
•issuance of press releases via major newswire such as Dow Jones or Reuters;
•meetings with members of the press and the public; or
•posting the information on the Company’s website at https://www.T1energy.com.
After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for one full trading day following its official release.
As a rule of thumb, if you think something might be material nonpublic information, it probably is. You can always reach out to the Compliance Officer if you have questions.
C.PERSONS COVERED BY THIS POLICY
This Policy applies to you if you are a director, officer, employee, consultant, contractor, agent or other service provider (for example, auditor or attorney) of the Company, both inside and outside of the United States. To the extent applicable to you, this Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control. You are responsible for making sure that these other individuals and entities comply with this Policy.
This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.
D.TRADING COVERED BY THIS POLICY
Except as discussed in Section H (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess material nonpublic information obtained in connection with your service with the Company. This Policy therefore applies to:

1.any purchase, sale, loan or other transfer or disposition of any securities of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers);
2.any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans; and
3.any offer to engage in the transactions discussed above.
There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.
E.TRADING RESTRICTIONS
Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain people as follows:
1.Quarterly Blackout Periods. Except as discussed in Section H (Exceptions to Trading Restrictions), all directors, officers and those employees and agents identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Individuals subject to quarterly blackout periods are listed on Schedule I. To the extent applicable to you, quarterly blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods will start on the fifth full business day before the end of the last month of the quarter and ending after the first full business day following the release of the Company’s earnings for that quarter.
The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents, or any entity whose transactions in securities you influence, direct or control, during the blackout period, including “limit orders” to buy or sell shares at a specific price or better and “stop orders” to buy or sell shares once the price of the shares reaches a specified price. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.
From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the Compliance Officer may update and revise Schedule I as appropriate.
2.Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
3.Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees,

consultants, advisors, contractors, agents and other service providers. The Compliance Officer will notify you if you are subject to a special blackout period by providing to you a notice substantially in the form of Exhibit B. If you are notified that you are subject to a special blackout period, you may not engage in any transaction of the Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that the Company has imposed a special blackout period. To the extent applicable to you, special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control.
NOTE: Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company, unless executed as part of an approved Rule 10b5-1 Plan. The failure of the Compliance Officer to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.
F.PROHIBITED TRANSACTIONS
You may not engage in any of the following types of transactions other than as noted below, regardless of whether you have material nonpublic information or not.
1.Short Sales. You may not engage in short sales of Company securities. A short sale has occurred if the seller: (a) does not own the securities sold; or (b) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.
2.Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company) or (b) engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other shareholders.
3.Pledging Transactions. Unless otherwise approved in writing by the Compliance Officer, you may not pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction. Any securities that you have pledged as collateral for any loan or as part of any other pledging transactions remain subject to the terms and restrictions of this Policy.
4.Margin Accounts. You may not hold the Company’s ordinary shares in margin accounts.
5.Standing and Limit Orders. You may not place standing or limit orders on Company securities, unless executed as part of an approved Rule 10b5-1 Plan discussed in section J and Exhibit C of this Policy. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when you possess material nonpublic information.
G.PRE-CLEARANCE OF TRADES
The Company’s directors and officers and any other persons identified on Schedule I of this Policy as being subject to pre-clearance requirements, as well as their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions must obtain pre-clearance prior to trading the Company’s securities. If you are subject to pre-clearance requirements, you should submit a pre-clearance request in the form attached as Exhibit A to the Compliance Officer at least two business days prior to your desired trade date. The person requesting pre-clearance will be asked to certify that he or she is not in possession of material nonpublic information about the Company. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must pre-clear or deny any trade. At the recommendation of the Compliance Officer, trades made by the Chief Executive Officer and other executive officers and other officers (as specified in Schedule I) must also be approved by the Audit and Risk Committee of the Company’s board of directors. All trades must be executed within two business days after any pre-clearance.
When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Company’s Compliance Officer. If applicable, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way”1 transactions within the past six months.  The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if advisable, at the time of any sale.
Even after preclearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade being executed.
From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise Schedule I as appropriate.
H.EXCEPTIONS TO TRADING RESTRICTIONS
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.
The following are certain limited exceptions to the blackout period restrictions imposed by the Company under this Policy:
1 This refers to sales and purchases (or purchases and sales) within six months that may trigger the short swing profit rule under Section 16(b) of the Exchange Act.

1.stock option plans: (i) stock option exercises where no Company ordinary shares are sold in the market to fund the stock option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option), and/or (ii) the exercise of a tax withholding right or cases where shares are withheld by the Company to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company ordinary shares received upon the exercise of options for any reason, including if such cash proceeds from the sale are used with the assistance of a third-party to fund the option exercise price (i.e., a broker assisted cashless exercise of options) or to pay related taxes. For the avoidance of doubt, the Company does not grant stock options during blackout periods.
2.restricted stock awards and restricted stock units: vesting of restricted stock, settlement of RSUs, or other equity compensation awards from the Company, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or settlement of any restricted stock units, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information. This election is typically a requirement under the award letters. The trading restrictions do apply, however, to any market sale of restricted stock or sale of Company ordinary shares received upon the settlement of restricted stock units;
3.purchases from the employee share purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions also do not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. The trading restrictions do apply, however, to an election to participate in the plan or changes in payroll contributions made outside of an open enrollment period; however, this exception does not apply to subsequent sales of the shares;
4.sell to cover transactions, to the extent approved and implemented by the Company, where shares are withheld by the Company upon vesting of equity awards and sold in order to satisfy tax withholding requirements; however, this exception does not apply to any other market sale for the purposes of paying required withholding;
5.trades made pursuant to a valid 10b5-1 trading plan approved by the Company (see below);
6.changes in form of ownership, for example, a transfer from your individual ownership to a trust for which you are the trustee; and
7.changes in the number of the Company’s securities you hold due to a share split or a share dividend that applies equally to all securities of a class, or similar transactions.
Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. In addition, the limited exceptions set forth in this Section are not exceptions to the pre-clearance requirements of this Policy; therefore, if you are subject to the pre-clearance requirements of this Policy, then you must pre-clear any of these transactions with the Compliance Officer. Any other Policy exceptions must be approved by the Compliance Officer, in consultation with the Company’s board of directors or an independent committee of the board of directors.
I.GIFTS OF SECURITIES
Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift of securities is a transaction that should be avoided while the person making the gift is aware of material nonpublic information may depend on various circumstances surrounding the gift. Accordingly, you are encouraged to consult the Compliance Officer when contemplating a gift, and you are required to obtain pre-clearance of the gift if you are an individual identified in Schedule I.
J.10B5-1 TRADING PLANS
The Company permits its directors, officers and employees to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established, modified or terminated during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for the exception to this Policy, any 10b5-1 trading plan adopted by a director, officer or employee must comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit C.
K.LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY’S SECURITIES
The Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain officers who are (or were within the prior 90 days) affiliates2 of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates. Please refer to Exhibit D for a summary of the relevant provisions of Rule 144, as they apply to resales by directors and officers seeking to take advantage of the safe harbor.
L.VIOLATIONS OF THIS POLICY
Company directors, officers, employees, consultants, advisors, contractors, agents and other service providers who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.
There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.
Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of your options. As a
2     Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” Generally, any director and some or all of a company’s executive officers are presumed to be affiliates.

consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you.
M.PROTECTED ACTIVITY NOT PROHIBITED
Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.
N.REPORTING
If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Compliance Officer.
In addition, if you:
•receive material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or
•receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Compliance Officer. Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.
O.AMENDMENTS
The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.

SCHEDULE I
PERSONS SUBJECT TO
QUARTERLY, AND INTERIM EARNINGS GUIDANCE
BLACKOUT PERIODS, AND
PRE-CLEARANCE REQUIREMENTS

EXHIBIT A
PRE-CLEARANCE CHECKLIST

Person proposing to trade:
Proposed trade (type and amount):
Manner of trade:
Proposed trade date:
Affiliate* of the Company:	☐ Yes ☐ No
☐    No blackout period. The proposed trade will not be made during a quarterly or special blackout period.
☐    No prohibition under Insider Trading Policy. The person confirmed that the proposed transaction is not prohibited under the Insider Trading Policy.
☐    Rule 144 compliance (Response required only from affiliates* of the Company).
☐    The “current public information” requirement has been met (i.e., all 10-Ks, 8-Ks and other relevant reports during the last 12 months have been filed);
☐    The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;
☐    Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person is not part of an aggregated group;
☐    The manner of sale requirements will be met (a “brokers’ transaction” or directly with a market maker or a “riskless principal transaction”); and
☐    A Form 144, if applicable, has been completed and will be timely filed with the SEC and the relevant national securities exchange.
☐    Rule 10b-5 concerns. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer that the individual believes may be material.
If applicable, the person proposing to trade should also indicate whether he or she has effected any non-exempt “opposite-way”3 transactions within the past six months.  ☐ Yes    ☐ No
Date:
(Signature of Compliance Officer)

(Print name of Compliance Officer)
I am not aware of material nonpublic information regarding the Company. I am not trading on the basis of any material nonpublic information. The transaction is in accordance with the Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis. I understand that I must execute the trade by the end of the [second] trading day after the date on which the trade is cleared by the Compliance Officer. I understand that by signing below, I am not obligated to execute the trade.
3 This refers to sales and purchases (or purchases and sales) within six months that may trigger the short swing profit rule under Section 16(b) of the Exchange Act.

(Signature of person proposing to trade)

* An ‘‘affiliate’’ of, or a person ‘‘affiliated’’ with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

EXHIBIT B
FORM OF SPECIAL BLACKOUT NOTICE
[COMPANY LETTERHEAD]
[Date]
CONFIDENTIAL COMMUNICATION
[Insert company address]
Dear [Insert Name]:
T1 Energy Inc. (the “Company”) has imposed a special blackout period in accordance with the terms of the Company’s Insider Trading Policy (the “Policy”). Pursuant to the Policy, and subject to the exceptions stated in the Policy, you may not engage in any transaction involving the securities of the Company until you receive official notice that the special blackout period is no longer in effect.
You may not disclose to others the fact that a special blackout period has been imposed. In addition, you should take care to handle any confidential information in your possession in accordance with the Company’s policies.
If you have any questions at all, please contact me at [insert contact information].
Sincerely,

Compliance Officer
Exhibit B

EXHIBIT C
REQUIREMENTS FOR TRADING PLANS
For transactions under a trading plan to be exempt from (A) the prohibitions in the Company’s Insider Trading Policy (the “Policy”) of T1 Energy Inc. (together with any subsidiaries, collectively the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:
1.Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the Compliance Officer for its approval at least five business days prior to the planned entry into the Rule 10b5-1 Plan. In addition, prior approval is required for any amendment, suspension or early termination of an effective Rule 10b5-1 Plan.
2.The trading plan must be in writing and signed by the person adopting the trading plan.
3.The trading plan must be adopted at a time when:
a.the person adopting the trading plan is not aware of any material nonpublic information; and
b.there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
4.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. For directors and officers, the trading plan must include a representation certifying, at the time of adoption of the plan, that (i) they are not aware of material nonpublic information about the issuer or its securities; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
5.Generally speaking, an individual entering into a Rule 10b5-1 Plan may have only one 10b5-1 plan in place at any time. An exception to this restriction applies for certain separate plans with different brokers that would be treated as a single “plan” such as when a person holds Company securities in multiple brokerage accounts. Additionally, an individual may enter into one later-commencing plan so that the waiting period of the later plan can begin to run while an existing plan is in place, provided that the individual does not early terminate the first plan, in which case a full waiting period from the time of such termination must occur. Lastly, individuals may have an additional plan providing only for eligible sell-to-cover transactions, where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory share award.
6.Rule 10b5-1 prohibits more than one plan in any 12-month period that is designed to effect a single transaction. Single transaction plans are generally discouraged.
7.The individual adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
Exhibit C

8.For directors and officers, the first trade under the trading plan may not occur until after the later of (a) termination of the next quarterly blackout period (which shall be one business day following the disclosure in certain periodic report of the company’s financial results for the first fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification (see Section E.1 above of the policy)) and (b) 90 calendar days after adoption or modification of the trading plan. For persons other than the Company or its directors and officers, a cooling-off period of 30 calendar days (instead of the 90 calendar days in this paragraph 5(b)) before any trading can commence under the trading arrangement or modification.
9.The trading plan must have a minimum term of one year (starting from when trades may first occur in accordance with these requirements).
10.All transactions during the term of the trading plan (except for the “Exceptions to Trading Restrictions” identified in the Policy) must be conducted through the trading plan.
11.Regarding modifications:
a.The trading plan may only be modified when the person modifying the trading plan is not aware of material nonpublic information.
b.The trading plan may only be modified when there is no quarterly, special or other blackout in effect with respect to the person modifying the plan.
c.For directors and officers, the first trade under the modified trading plan may not occur until after the later of (i) the termination of the next quarterly blackout period (which shall be one business day following the disclosure in certain periodic report of the company’s financial results for the first fiscal quarter in which the plan was modified (but not to exceed 120 days following plan modification (see Section E.1 above of the policy)) and (ii) 90 calendar days following modification of the plan. For persons other than the Company or its directors and officers, a cooling-off period of 30 calendar days (instead of the 90 calendar days in this paragraph 5(b)) before any trading can commence under the trading arrangement or modification.
d.The modified trading plan must have a minimum duration of one year from the time when trades may first occur under the modified plan in accordance with these requirements.
e.For directors and officers, the modified trading plan must include a representation certifying, at the time of adoption of the modified plan, that (i) they are not aware of material nonpublic information about the issuer or its securities; and (ii) they are adopting the modified trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
12.Within the one year preceding the modification or adoption of a trading plan, a person (other than the Company) may not have otherwise modified or adopted a plan more than once during any consecutive 12-month period. No one, other than the Company, can use multiple overlapping trading plans.
13.A Rule 10b5-1 Plan may be terminated at any time upon advance approval of the Compliance Officer. However, terminating a Rule 10b5-1 Plan is strongly discouraged because it may
Exhibit C

call into question whether the plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense.
14.If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the later of (a) the completion of the next quarterly blackout period after termination (or, if the plan is terminated during a quarterly blackout period, the end of that blackout period) and (b) (i) for directors and officers, 90 calendar days after termination, or (ii) for persons other than directors and officers, 30 calendar days after termination.
15.The Company must have authority to require the suspension or cancellation of the trading plan at any time.
16.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the plan:
a.trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
b.the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
c.the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
17.All transactions under the trading plan must be in accordance with applicable law.
18.The trading plan (including any modified trading plan) must meet such other requirements as the Compliance Officer may determine.
19.The trading plan must be submitted to the Company’s Compliance Officer with an executed certificate stating that the trading plan complies with Rule 10b5-1 and the criteria set forth above.
Directors and officers should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended or terminated by directors and officers and to include the material terms of such plans, other than pricing information. As a reminder, the Company is expected be required to comply with the disclosure requirement from the Form 10-K for the fiscal year ending December 31, 2023, but may elect to comply with this earlier.
Adoption of a Rule 10b5-1 Plan does not preclude trading outside of the plan that otherwise is in accordance with the Insider Trading Policy. However, directors and employees should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside a Rule 10b5-1 Plan. In addition, under Rule 10b5-1, the director or employee may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore their trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan. In other words, securities subject to the plan (e.g., shares underlying unexercised stock options) should not be purchased or sold outside the plan.
Exhibit C

Each director and officer must agree to cooperate with the Company in any reporting of the Rule 10b5-1 Plan in the Company’s SEC filings.
Exhibit C

EXHIBIT D
LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY’S SECURITIES
The Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain officers who are (or were within the prior 90 days) affiliates4 of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of ordinary and preferred shares, but also to sales of bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates).
The following summarizes relevant provisions of Rule 144, as they apply to resales by directors and officers seeking to take advantage of the safe harbor:
1.Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the 12 months preceding the sale, other than Form 8-K reports.
2.Manner of sale. The sale of Company shares by a director or officer must be made in one of the following manners:
(i)in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
(ii)to a market maker at the price held out by the market maker; or
(iii)in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.5
Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.
4     Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” Generally, any director and some or all of a company’s executive officers are presumed to be affiliates.
5     A riskless principal transaction is a transaction in which a broker or dealer (i) after having received a customer’s order to buy a security, purchases the security as principal in the market to satisfy the order to buy or (ii) after having received a customer’s order to sell a security, sells the security as principal to the market to satisfy the order to sell.
Exhibit D

If you may be considered an affiliate of the Company, even if your share certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate.
3.Number of shares which may be sold.
Equity Securities. The amount of equity securities that a director or officer may sell in a three-month period is limited to the greater of:
(i)1% of the outstanding shares of the same class of the Company; or
(ii)the average weekly reported trading volume in the four calendar weeks preceding the |transactions.
Debt Securities. The amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of:
(i)the average weekly reported trading volume in the four calendar weeks preceding the sale; or
(ii)10% of the principal amount of the tranche of debt securities (or 10% of the class of non-participatory preferred shares).
4.Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an expected aggregate sale price in excess of $50,000, the director or officer must file a notice of sale on Form 144 with the SEC, prior to, or concurrently with, the placing of the order to sell securities.
5.Holding periods. Any restricted securities must be held for six months prior to reselling such securities.
In certain situations (e.g., securities acquired through share dividends, splits, conversions or the net settlement of certain options), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.
Exhibit D

M E M O R A N D U M
To:    Directors, officers, employees, consultants, advisors, contractors, agents and other service providers of T1 Energy Inc.
From:    T1 Energy Inc.
Date:    [______]
Re:    Insider Trading Policy

Attached is a copy of our Insider Trading Policy, which governs transactions involving trading in securities by directors, officers, employees, consultants, advisors, contractors, agents and other service providers of T1 Energy Inc. (together with any subsidiaries, collectively the “Company”). As described in the Insider Trading Policy, violations of insider trading laws can result in significant civil and criminal liability. Accordingly, please carefully review the materials provided.
After reading the Insider Trading Policy, please sign the receipt and acknowledgment at the bottom of this memorandum and return it to the Compliance Officer. The Insider Trading Policy applies to you regardless of whether you sign the receipt and acknowledgment at the bottom of this memorandum and return it to the Compliance Officer.
If you have any questions about the Insider Trading Policy or insider trading laws generally or about any transaction involving the securities of the Company, please contact the Compliance Officer at compliance-officer@T1energy.com.
Attachment(s)
Receipt and Acknowledgment
•I have received and read the Insider Trading Policy.
•I have received satisfactory answers to any questions that I had regarding the Insider Trading Policy and insider trading in general.
•I understand and acknowledge that the Insider Trading Policy applies to me.
•I understand and agree to comply with the Insider Trading Policy.
•I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination of my employment or other service relationship with the Company as well as any other appropriate discipline.
•I understand and agree that the Company may give stop transfer and other instructions to the Company’s transfer agent with respect to transactions that the Company considers to be in contravention of the Insider Trading Policy.

Signature        Date

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